Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MEMRY CORPORATION

Memry Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby does certify:

FIRST: That the Board of Directors of the Corporation, at a meeting duly held on September 28, 2005, proposed, approved and declared advisable resolutions setting forth an amendment of the Certificate of Incorporation of the Corporation and directing that the proposed amendment be considered at the next annual meeting of the stockholders of the Corporation.

SECOND: That a majority of the stockholders of the Corporation entitled to vote thereon, at the annual meeting of the stockholders held on January 19, 2006, voted to authorize said amendment in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware. The amendment is as follows:

The first paragraph of Article 4 of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

4.	The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty Million One Hundred Thousand (60,100,000) shares, consisting of (a) Sixty Million (60,000,000) shares of Common Stock of the par value of One Cent ($0.01) per share and (b) One Hundred Thousand (100,000) shares of preferred stock of the par value of One Hundred Dollars ($100.00) per share.

THIRD: That the foregoing amendment was duly adopted in accordance with the applicable provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment of the Certificate of Incorporation this 11th day of September, 2006.

MEMRY CORPORATION

By:	/s/ Robert P. Belcher
Name:	Robert P. Belcher
Title:	Chief Executive Officer